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                SECURITIES AND EXCHANGE COMMISSION

                       Washington, D. C.  20549

                               FORM 15

  Certification and Notice of Termination of Registration under Section
    12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
      to File Reports Under Sections 13 and 15(d) of the Securities
                         Exchange Act of 1934.

                    Commission File Number 0-3321

                   Griffin Technology Incorporated
       (Exact name of registrant as specified in its charter)

                       1133 Corporate Drive
                   Farmington, New York  14425
                   Telephone:  (716) 924-7121
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, $0.05 par value
      (Title of each class of securities covered by this Form)

                              None
    (Titles of other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a) (1) (i)    [X]                 Rule 12h-3(b) (1) (ii)   [ ]
     Rule 12g-4(a) (1) (ii)   [ ]                 Rule 12h-3(b) (2) (i)    [ ]
     Rule 12g-4(a) (2) (i)    [ ]                 Rule 12h-3(b) (2) (ii)   [ ]
     Rule 12g-4(a) (2) (ii)   [ ]                 Rule 15d-6               [ ]
     Rule 12h-3(b) (1) (i)    [ ]

Approximate number of holders of record as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934 Griffin Technology Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  December 12, 1995 BY:  s/Joseph A. Murrer
                              ------------------
                              Joseph A. Murrer
                              Secretary